Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE AND SETS DATE FOR THIRD QUARTER EARNINGS RELEASE

DALLAS, TEXAS – (October 19, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) today provided an operational update for operations in Turkey, Romania and France. The Company also announced that it would release earnings for the third quarter of 2005 on November 10, 2005 before the market opens, and hold a conference call after the market closes on the same day. Conference call details can be found in this release after the operational update.

Turkey

The operating committee of the South Akcakoca sub-basin project met in Ankara, Turkey on October 11 and confirmed their commitment to achieving first production in the sub-basin by the second half of 2006. Accordingly, Toreador as operator recently secured an option on the “Saturn” jack-up rig, a sister-ship to the “Prometheus.” The Saturn is expected to be available in December to begin work. The Prometheus and Saturn will complete the initial drilling program in the South Akcakoca sub-basin, including the re-drilling of the Ayazli-2 and -3 wells, and will then be utilized to set production platforms in the sub-basin. Toreador also signed a letter of intent to contract the “Southern Cross” semi-submersible rig, owned by Atwood Oceanics, to drill exploration wells in the Eregli sub-basin and deepwater wells in the South Akcakoca sub-basin beginning in April, 2006. The company expects to obtain approval to enter into the final drilling contracts at the operating committee meeting scheduled on November 9 in Dallas. Specific well locations for the drilling program will also be determined at the committee meeting.

In the South Akcakoca sub-basin, the Prometheus jack-up rig has been moved to the Cayazli-1 location, and is expected to begin drilling the well later this week. The well location is south-southeast from the Akkaya-1 delineation well and approximately three kilometers from shore. It is expected that the well will be completed in the second half of November.

Construction has begun on the pipeline tying in the onshore South Akcakoca sub-basin production facility to the Turkish natural gas delivery infrastructure. Recent photos from the construction project have been posted on the Toreador website, www.toreador.net.

Onshore Turkey, Toreador has re-entered the Calgan-2 well this week to drill a lateral drain along the top of the Sayitepi formation. Toreador is the operator and has 100% interest in this well.

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The Company announced that it has relinquished the Sinop permits onshore Turkey, and has been awarded three exploration permits offshore in the eastern Black Sea totaling 357,062 gross acres, and one permit onshore in southeast Turkey totaling 95,879 gross acres. Toreador is operator and has 100% interest in the new permits. Following the relinquishment of the Sinop permits and acquisition of the four new permits, Toreador has approximately 2.6 million gross acres in Turkey and 2.0 million net acres.

Romania

In the Fauresti Field rehabilitation permit, Toreador has successfully completed four out of five re-entry wells to date, and has begun re-entry operations on the Fauresti-180, the sixth well in the program. The latest well to be tested, the Fauresti-164, produced 1.75 million cubic feet of gas per day, 20 barrels of condensate and 20 barrels of water through a 32/64-inch choke. A modular production facility which has the capacity to process seven to eight million cubic feet of gas per day is under construction and expected to be completed by year end. There are a total of 12 re-entry wells planned for the Fauresti rehabilitation program, which will continue through 2006.

France

In the Paris basin, the Charmottes-6D well, which is being drilled to exploit the Donnemarie formation, is expected to reach total depth early next week. Based on prior wells drilled into this formation, production is expected to be approximately 250 barrels of oil per day if the well is successful.

Remedial operations on the Charmottes-108 and -110 horizontal wells are expected to begin later this month and the wells are expected to be back on production by mid-November. The remedial operations have taken longer than expected due to the high demand for oilfield equipment and services in France over the past few months.

In the Nemours exploration permit, drilling operations on the La Tonnelle-1 exploration well are ongoing. Lundin Petroleum is the operator and Toreador holds a 50% interest in the well.

Earnings Release and Conference Call

Toreador will release its third quarter 2005 earnings on Thursday, November 10, 2005, before the market opens. There will be a conference call the same day at 3:00 pm Central, 4:00 pm Eastern, to discuss third quarter results and current operations.

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Active participants who wish to ask questions during the conference call should dial toll free 800-591-6945 (international dial 1-617-614-4911), passcode 82002502 approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s Internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010 (international dial 1-617-801-6888), passcode 27505150 to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141